EXHIBIT 99.3

November 3, 2010

For Immediate Release

Analyst Contact:	Media Contact:
Jonathan Peisner	Darci Valentine
317-249-4390	317-249-4414
jpeisner@adesa.com	darci.valentine@adesa.com

ADESA Breaks Ground on New Auction Facility in Las Vegas

Carmel, IN—ADESA today announced that it is breaking ground on a major construction project in Las Vegas with a brand-new whole car auction facility. Named ADESA Las Vegas, the site located just 10 miles north of the famous Las Vegas strip will firmly establish ADESA in the nation’s 28th largest metropolitan area.

“The addition of ADESA Las Vegas will allow us to expand our geographic footprint in a major market that ADESA previously did not have a presence,” said ADESA President and CEO Tom Caruso. “This facility will enable us to enhance our offerings to both our national consignors as well as local dealers in this region.”

Along with a prime location, this greenfield auction will also have full detailing capabilities, a complete reconditioning shop, body shop and mechanic shop. All auction lanes will be equipped with digital and audio feeds for online auction capability and Automotive Finance Corporation will be located on site. Other customer amenities will include a full-service cafeteria and dealer lounge equipped with online workstations for easy access to inventory on LiveBlock and DealerBlock.

ADESA is currently scheduled to begin marshalling vehicles for a major consignor at ADESA Las Vegas later this month. The new facility is expected to open for business in Spring 2011.

About ADESA

ADESA offers a full range of auction, reconditioning, logistical and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. With 70 auction locations in the United States, Canada and Mexico, strategically located near metropolitan areas with a large concentration of used vehicle dealers, the company is well positioned to host physical and Internet auctions. ADESA LiveBlock® simulcasts vehicles worldwide. ADESA DealerBlock® offers two ways to buy: bid-now sales events or buy-now pricing 24/7. Through its related subsidiaries of AutoVIN® and PAR North America, it is also able to provide additional services including inspections, inventory audits and remarketing outsourcing solutions including a network of repossession agents, titling and auction sale representation. Visit ADESA.com for details.